EXHIBIT 99.1

Table of Contents

Earnings Release and Table Listing

  Earnings Release Narrative
  Consolidated Balance Sheets
  Consolidated Statements of Income
  Selected Financial Data
    Net income (loss) by business segment
    Selected financial ratios
    Asset and liability activity
    Capital ratios (Bank only)
    Book value per share
    Number of branches including in-store locations
    Average balance sheet data
    Loan and deposit related fees
    Net gains on sales of loans and mortgage-backed securities
    Loan servicing income (loss), net
    Mortgage servicing rights activity (b)
    Mortgage loans serviced for others
    Loans held for investment
    Loans held for sale
    Residential one-to-four unit loans subject to negative amortization
    Non-performing assets
    Delinquent loans

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Brian E. Côté Chief Financial Officer (949) 509-4420

DOWNEY ANNOUNCES SECOND QUARTER 2008 RESULTS

          Newport Beach, California - July 24, 2008 - Downey Financial Corp. (NYSE: DSL) reported a net loss for second quarter 2008 of $218.9 million or $7.86 per share on a diluted basis, compared with net income of $32.7 million or $1.17 per share on a diluted basis in the year-ago second quarter.

          The $309.5 million unfavorable change in pre-tax income/(loss) between second quarters was due primarily to:

  A $249.4 million increase in the provision for credit losses;
  A $28.5 million or 25.6% decline in net interest income due to a lower level of interest-earning assets and a lower effective interest rate spread;
  A $26.2 million increase in operating expense primarily due to higher costs related to the operation of real estate acquired in settlement of loans; and
  A $5.2 million unfavorable change in income from real estate and joint ventures held for investment, as an increase in gains from sales was more than offset by provisions for loss to reflect declines in the value of single family home lots in which the company is a joint venture partner.

          For the first six months of 2008, the net loss totaled $466.6 million or $16.75 per share on a diluted basis, compared to net income of $75.6 million or $2.71 per share on a diluted basis for the first six months of 2007.

          Downey separately announced today that its Board of Directors has appointed Thomas E. Prince, currently Downey's Executive Vice President and Chief Operating Officer, as the Company's interim Chief Executive Officer, replacing Daniel D. Rosenthal, who has retired. The Company also announced that Maurice L. "Mac" McAlister, Chairman of the Board and the Company's founder and largest shareholder, has retired from the Board of Directors. Two independent directors, Michael D. Bozarth and Gary W. Brummett will become Chairman and Vice Chairman of the Board, respectively, succeeding Messrs. McAlister and Rosenthal in those capacities.

Net Interest Income

          Net interest income totaled $82.9 million in the second quarter of 2008, down $28.5 million or 25.6% from a year ago, reflecting a $2.367 billion or 16.3% decline in average interest-earning assets to $12.168 billion and a decline in the effective interest rate spread. The average effective interest rate spread was 2.73% in the current quarter, down 0.34% from a year ago but up 0.10% from the first quarter of 2008. The decline in the current quarter effective interest spread from a year ago primarily reflected the negative impact of a higher proportion of non-performing assets. Although non-performing assets increased in the current quarter from the first quarter of 2008, the earning asset yield did not decline as rapidly as the cost of funds, resulting in an increase in the effective interest rate spread.

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          For the first six months of 2008, net interest income totaled $166.7 million, down $69.9 million or 29.6% from the year-ago period.

Provision for Credit Losses

          During the current quarter, the provision for credit losses totaled $258.9 million, up $249.4 million from a year ago.

          At June 30, 2008, the allowance for credit losses was $733.7 million, comprised of $732.3 million for loan losses and $1.4 million for unfunded loan commitments which is reported within accounts payable and accrued liabilities. The allowance for credit losses increased $186.0 million this quarter, of which $29.8 million was related to specific allowances associated with certain troubled debt restructurings pursuant to our borrower retention program which is discussed more fully below in the section entitled "Non-Performing Assets." These specific allowances will be accreted into interest income over the remaining life of the modified loans as long as they remain on accrual status. The balance of the increase in the allowance for credit losses primarily reflects further declines in the value of underlying home collateral as well as further increases in delinquent loans.

          Downey's allowance methodology incorporates assumptions related to default probabilities, loss severities and loss horizons based on historical experience, current market conditions, and the unique characteristics of each borrower, loan and underlying collateral. On a comparative basis, these factors individually increase or decrease the amount of the allowance for loan losses from prior periods. Both default probabilities and loss severities increased in the current quarter as a result of the challenging market conditions continuing to affect the residential housing market. In particular, collateral values have been trending downward in the greater Sacramento, Stockton, Modesto and Contra Costa areas of Northern California, the Inland Empire and San Diego County. Also, the horizon over which borrower defaults are projected to occur has shortened. The shorter default horizon reflects our recent experience of losses emerging earlier in the current environment compared with prior periods as the loan portfolio has continued to age, real estate values have continued to decline and borrowers have continued to experience reduced levels of equity in their homes.

          Net loan charge-offs totaled $70.2 million in the current quarter, compared with $1.0 million a year ago. Net charge-offs in the current quarter are primarily related to residential one-to-four unit loans, with the annualized net charge-off ratio associated with these loans increasing to 2.60% from 0.03% a year ago.

          For the first six months of 2008, the provision for credit losses totaled $495.7 million and net charge-offs were $107.3 million. This compares with a $10.1 million provision for credit losses and net charge-offs of $1.7 million a year ago.

Other Income

          Other income totaled $12.1 million in the current quarter, down $5.5 million or 31.2% from a year ago. Primary contributors to the decline between second quarters were:

  A $5.2 million unfavorable change in income from real estate and joint ventures held for investments. Net gains from sales totaled $6.2 million in the current quarter, up $5.8 million from a year ago. More than offsetting the increase in gains from sales was an $11.1 million increase in provision for losses between second quarters, as the current quarter included provisions for loss to reflect declines in the value of single family home lots in which the company is a joint venture partner.

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  A $4.4 million decline in net gains on sale of loans and mortgage-backed securities, reflecting both a decline in loans sold and a lower gain per dollar of loan sold. Net gains in the current quarter totaled $4.6 million, including a $2.1 million gain due to the impact of valuing derivatives associated with the sale of loans. Excluding the impact of the SFAS 133 derivative valuation, a gain was realized equal to 1.05% on secondary market sales of $235 million, compared with the year-ago gain of 1.42% on secondary market sales of $570 million.

These unfavorable items were partially offset by a $4.8 million increase in income from loan servicing fees due primarily to a favorable change in the fair value of mortgage servicing rights.

          For the first six months of 2008, other income totaled $21.0 million, down $14.2 million or 40.4% from a year ago.

Operating Expense

          Operating expense totaled $88.5 million in the current quarter, up $26.2 million or 42.0% from a year ago. The increase primarily reflected an increase of $23.2 million in net operations of real estate acquired in the settlement of loans due to a higher number of foreclosed properties. General and administrative expense increased $3.0 million or 4.8% between second quarters, due primarily to an increase in the other general and administrative expense category, which was up $2.8 million. That increase was primarily attributable to an adjustment in the prior year period related to reserves associated with workers' compensation insurance claims. Also contributing to the increase between second quarters was a $1.2 million increase in regulatory assessments due primarily to a special credit received in the prior period. Partially offsetting these unfavorable items was a $1.1 million decline in advertising expense. Although salaries and related costs were essentially unchanged between second quarters, the current quarter included severance costs of approximately $1.0 million associated with the previously announced departure of Downey's former President.

          For the first six months of 2008, operating expense totaled $177.5 million, up $49.5 million or 38.7% from a year ago.

Income Taxes

          A tax benefit of $33.5 million was recorded in the current quarter, reflecting an effective tax rate of 13.3%, compared with the year-ago effective tax rate of 42.7%. For the first six months of 2008, the effective tax rate was 3.9%, compared with 43.4% a year ago.

          The lower effective tax rates for the current year resulted from the establishment of a valuation allowance against the deferred tax asset. The deferred tax asset resulted from a significant increase in the loan loss allowance due, in part, to the factors discussed above in "Provision for Credit Losses." To the extent the loan loss allowance is not allocable to specific loans, it represents future tax benefits which would be realized when actual charge-offs are made against the allowance. To the extent available sources of taxable income, including prior years' tax returns, are deemed per generally accepted accounting principles to be insufficient to absorb tax losses, a valuation allowance is necessary. The valuation allowance was increased by $72 million in the current quarter to $183 million against tax assets of $240 million.

          Since generally accepted accounting principles require Downey to spread its expected annual tax benefit across the entire year through an effective tax rate, we expect to continue realizing a tax benefit in future months, but, as explained above, at much smaller levels than in the prior year.

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Assets, Loan Originations and Deposits

          At June 30, 2008, assets totaled $12.632 billion, down $2.271 billion or 15.2% from a year ago. During the current quarter, assets declined $499 million due primarily to a decline of $605 million in investment securities. That decline was partially offset by a $72 million increase in real estate acquired in settlement of loans, net, and a $64 million increase in income tax receivable. Although gross loans held for investment increased by $231 million, this growth was substantially offset by a $186 million increase in the allowance for loan losses. Included within loans held for investment at quarter end were $6.242 billion of single family adjustable rate mortgages subject to negative amortization, down $721 million from March 31, 2008. These loans comprised 57% of the single family residential loan portfolio held for investment at quarter end, compared with 76% a year ago. The amount of negative amortization included in loan balances declined $31 million during the current quarter to $344 million or 5.5% of loans subject to negative amortization. During the current quarter, approximately 15% of loan interest income represented negative amortization, down from 20% in the first quarter 2008 and 29% in the year-ago second quarter.

          Loan originations (including purchases) totaled $1.027 billion in the current quarter, down $182 million or 15.0% from $1.209 billion a year ago, but up from $676 million in the first quarter of 2008. Loans originated for sale declined $283 million or 57.2% to $212 million, while single family residential loans originated for portfolio increased $52 million or 7.4% to $751 million from a year ago. In addition to single family residential loans, $65 million of other loans were originated in the current quarter, up from $15 million a year ago.

          Not included in the above originations are loans for which we modify the terms of a borrower's loan. During the current quarter, we modified $320 million of loans associated with our portfolio retention program, wherein the borrower was current with their loan payments and the new interest rate was no less than that afforded new borrowers, and $79 million of loans at below market interest rates in loan workout situations. Most of the modifications were adjustable rate loans, which permitted negative amortization, that were modified into five-year interest-only adjustable rate loans with interest rates that adjust semi-annually but do not permit negative amortization.

          Deposits totaled $9.881 billion at quarter end, down $1.366 billion or 12.1% from a year ago. Although deposits declined from a year ago, the number of checking accounts were up modestly over a year ago. At quarter end, the number of branches totaled 174 (169 in California and five in Arizona). At quarter end, the average deposit size of our 84 traditional branches was $94 million, while the average deposit size of our 90 in-store branches was $22 million. During the current quarter, borrowings increased by $85 million and represented 14% of total assets at quarter end.

Non-Performing Assets

          Non-performing assets increased during the quarter by $395 million to $1.958 billion and represented 15.50% of total assets, compared with 7.77% at year-end 2007 and 1.53% a year ago.

          A borrower retention program was initiated at the beginning of the third quarter of 2007 to provide borrowers who are current with their loan payments a cost effective means to change from an adjustable rate loan that permits negative amortization to a less costly financing alternative. Those loans are considered troubled debt restructurings and have been placed on non-accrual status even though the interest rate following modification was no less than that afforded new borrowers. The reason for this is because the modified interest rate was lower than the interest rate on the original loan and the loan was not re-underwritten to prove that the new interest rate was, in fact, a market interest rate for a borrower with similar credit quality. Interest income is recorded as these borrowers make their loan payments and

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in the current quarter $11.3 million was recognized, including $1.5 million of amortization of the associated impairment allowance. If these borrowers perform pursuant to the modified terms for six consecutive months, the loans will be placed back on accrual status and, while still reported as troubled debt restructurings, they will no longer be classified as non-performing assets because the borrower will have demonstrated an ability to perform in accordance with the loan modification and the interest rate was no less than those afforded new borrowers at the time of modification.

          To the extent borrowers whose loans were modified pursuant to the borrower retention program are current with their loan payments and included in non-performing assets, it is relevant to distinguish those from total non-performing assets because, unlike other loans classified as non-performing assets, these loans are paying interest at interest rates no less than those afforded new borrowers. At June 30, 2008, $548 million or 82% of such borrowers had made all loan payments due. Accordingly, the 15.50% ratio of non-performing assets to total assets includes 4.34% related to performing troubled debt restructurings, resulting in an adjusted ratio of 11.16%.

          Through June 30, 2008, $347 million of loans modified pursuant to our borrower retention program have been removed from non-performing status because they met the six-month payment performance threshold. Of all loans modified pursuant to the borrower retention program, including both those classified as non-performing as well as those removed from non-performing status, 87% have made all payments due.

          At June 30, 2008, real estate acquired in settlement of loans totaled $262 million. Included are 888 single family homes, one property consisting of 113 single family lots and one property consisting of raw land for approximately 545 single family lots. During the quarter, 522 new single family homes were acquired, while 209 were sold. As of quarter end, 87 single family homes were in escrow to be sold and offers were being negotiated on an additional 84 homes.

Regulatory Capital Ratios

          At June 30, 2008, Downey Financial Corp.’s primary subsidiary, Downey Savings and Loan Association, F.A., had core and tangible capital ratios of 7.57%, and a total risk-based capital ratio of 14.31%. As previously reported, the Bank's regulatory capital position was enhanced by $62 million during the current quarter from a contribution of $50 million of equity from the holding company and a $12 million dividend paid by DSL Service Company, the Bank's wholly-owned real estate subsidiary. This was more than offset by the net loss recorded in the current quarter.

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          Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Downey’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Downey conducts its operations, new, changed or increased regulatory restrictions, pending or threatened litigation, a decrease in Downey's customers, including a decrease in Downey's deposit base, the possible loss of key personnel, the inability to successfully implement strategic initiatives, changes in deposit flows and loan demand, risks associated with industry concentration with respect to deposits, risk of credit losses, risk associated with residential mortgage lending, risk associated with a slowdown in the housing market or high interest rates, fluctuations in interest rates, credit quality, the outcome of ongoing audits by taxing authorities and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made, except as required by law. Downey is not able to make any assurances, including but not limited to any assurances that the increased rate of sale of foreclosed homes will continue in future periods, the percentage of unsold homes in escrow or under negotiation will be representative of the number or percentage of homes sold in future periods, the improved quality of our loan portfolio will continue in future periods, we will have adequate liquidity in future periods, or capital levels will exceed "well-capitalized" levels in future periods.

          For further information, contact: Brian E. Côté, Chief Financial Officer at (949) 509-4420.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,	June 30,
(Dollars in Thousands, Except Per Share Data)	2008	2007	2007

Assets
Cash	$82,072	$83,840	$149,308
Federal funds and interest earning due from banks	11,060	5,900	-

Cash and cash equivalents	93,132	89,740	149,308
U.S. Treasury, government sponsored entities and other investment
securities available for sale, at fair value	998,457	1,549,879	1,917,603
Loans held for sale, at lower of cost or fair value	85,558	103,384	187,752
Mortgage-backed securities available for sale, at fair value	106	111	114
Loans held for investment	11,363,366	11,381,327	12,273,307
Allowance for loan losses	(732,354)	(348,167)	(69,107)

Loans held for investment, net	10,631,012	11,033,160	12,204,200
Investments in real estate and joint ventures	63,182	68,679	64,997
Real estate acquired in settlement of loans, net	261,536	115,623	29,925
Premises and equipment, net	115,064	115,846	115,823
Federal Home Loan Bank stock, at cost	78,813	70,964	72,429
Mortgage servicing rights:
Measured at fair value	23,558	-	-
Amortized	-	19,512	21,619
Other assets	129,293	113,761	113,212
Income tax receivable	95,505	6,312	25,988
Deferred tax asset, net	57,103	122,086	-

	$12,632,319	$13,409,057	$14,902,970

Liabilities and Stockholders’ Equity
Deposits	$9,880,978	$10,496,041	$11,246,806
Securities sold under agreements to repurchase	97,838	-	587,544
Federal Home Loan Bank advances	1,525,034	1,197,100	1,104,373
Senior notes	198,543	198,445	198,351
Accounts payable and accrued liabilities	70,989	183,054	289,937
Deferred income taxes	-	-	11,486

Total liabilities	11,773,382	12,074,640	13,438,497

Stockholders’ equity
Preferred stock, par value of $0.01 per share; authorized 5,000,000 shares;
outstanding none	-	-	-
Common stock, par value of $0.01 per share; authorized 50,000,000 shares;
issued 28,235,022 shares at June 30, 2008, December 31, 2007 and
June 30, 2007; outstanding 27,853,783 shares at June 30, 2008,
December 31, 2007 and June 30, 2007	282	282	282
Additional paid-in capital	93,792	93,792	93,792
Accumulated other comprehensive income (loss)	(304)	2,768	(6,068)
Retained earnings	781,959	1,254,367	1,393,259
Treasury stock, at cost, 381,239 shares at June 30, 2008,
December 31, 2007 and June 30, 2007	(16,792)	(16,792)	(16,792)

Total stockholders’ equity	858,937	1,334,417	1,464,473

	$12,632,319	$13,409,057	$14,902,970

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

(Dollars in Thousands, Except Per Share Data)	2008	2007	2008	2007

Interest income
Loans	$161,157	$230,383	$338,714	$482,555
U.S. Treasury and government sponsored entities securities	15,865	20,120	36,353	39,294
Mortgage-backed securities	3	3	6	6
Other investment securities	1,025	1,718	2,103	4,189

Total interest income	178,050	252,224	377,176	526,044

Interest expense
Deposits	78,893	111,888	175,321	225,463
Federal Home Loan Bank advances and other borrowings	12,922	25,576	28,591	57,406
Senior notes	3,304	3,301	6,608	6,602

Total interest expense	95,119	140,765	210,520	289,471

Net interest income	82,931	111,459	166,656	236,573
Provision for credit losses	258,874	9,505	495,744	10,122

Net interest income (loss) after provision for credit losses	(175,943)	101,954	(329,088)	226,451

Other income, net
Loan and deposit related fees	8,204	9,338	16,443	18,174
Real estate and joint ventures held for investment, net	(5,271)	(111)	(5,876)	365
Secondary marketing activities:
Loan servicing income (loss), net	3,976	(789)	2,780	(1,225)
Net gains on sales of loans and mortgage-backed securities	4,572	8,978	6,221	17,718
Net gains on sales of investment securities	-	-	837	-
Other	584	109	598	181

Total other income, net	12,065	17,525	21,003	35,213

Operating expense
Salaries and related costs	40,884	40,998	80,586	83,232
Premises and equipment costs	9,181	9,122	18,178	17,931
Advertising expense	816	1,878	1,277	3,069
Deposit insurance premiums and regulatory assessments	3,689	2,482	7,392	5,246
Professional fees	843	731	1,146	1,290
Impairment writedown of goodwill	-	-	3,149	-
Other general and administrative expense	8,974	6,201	17,454	15,996

Total general and administrative expense	64,387	61,412	129,182	126,764
Net operation of real estate acquired in settlement of loans	24,139	948	48,335	1,239

Total operating expense	88,526	62,360	177,517	128,003

Income (loss) before income taxes (tax benefits)	(252,404)	57,119	(485,602)	133,661
Income taxes (tax benefits)	(33,485)	24,375	(18,986)	58,054

Net income (loss)	$(218,919)	$32,744	$(466,616)	$75,607

Per share information
Basic	$(7.86)	$1.17	$(16.75)	$2.71
Diluted	$(7.86)	$1.17	$(16.75)	$2.71
Cash dividends declared and paid	$0.12	$0.12	$0.24	$0.24
Weighted average shares outstanding
Basic	27,853,783	27,853,783	27,853,783	27,853,783
Diluted	27,853,783	27,884,062	27,853,783	27,884,046

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	Three Months Ended		Six Months Ended
	June 30,		June 30,

(Dollars in Thousands)	2008	2007	2008	2007

Net income (loss) by business segment
Banking	$(215,707)	$32,614	$(462,965)	$75,037
Real estate investment	(3,212)	130	(3,651)	570

Total net income (loss)	$(218,919)	$32,744	$(466,616)	$75,607

Selected financial ratios
Effective interest rate spread	2.73%	3.07%	2.68%	3.18%
Efficiency ratio (a)	64.22	47.57	65.12	46.70
Return on average assets	(6.76)	0.87	(7.08)	0.98
Return on average equity	(85.33)	9.01	(80.67)	10.54

Asset and liability activity
Loans for investment portfolio:
Originations: (b)
Residential one-to-four units	$750,578	$698,952	$1,185,904	$1,301,850
All other	64,765	14,876	68,147	32,376
Repayments	(412,751)	(1,489,999)	(965,693)	(3,050,186)

Loans originated for sale portfolio (b)	211,726	494,871	449,082	1,135,540

Loans and mortgage-backed securities sold	(235,113)	(569,940)	(464,100)	(1,284,370)

Decrease in loans and mortgage-backed securities	(9,189)	(817,950)	(419,979)	(1,778,684)

Decrease in assets	(499,030)	(334,899)	(776,738)	(1,304,412)

Decrease in deposits	(363,311)	(400,625)	(615,063)	(538,063)

Increase (decrease) in borrowings	85,319	(153,104)	425,870	(918,748)

Earnings Release and Table Listing

	June 30,	December 31,	June 30,
	2008	2007	2007

Capital ratios (Bank only)
Tangible and core	7.57%	9.98%	10.08%
Risk-based	14.31	19.82	20.86

Book value per share	$30.84	$47.91	$52.58

Number of branches including in-store locations	174	172	172

(a) The amount of general and administrative expense, excluding the impairment writedown of goodwill, expressed as a percentage of net interest income plus other income, excluding income associated with real estate held for investment.
(b) Included loans purchased.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended June 30,

	2008			2007

	Average		Average	Average		Average
(Dollars in Thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Average balance sheet data
Interest-earning assets:
Loans:
Loan prepayment fees		$1,199	0.05%		$17,591	0.55%
Write-off of deferred costs and
premiums from loan payoffs		(4,847)	(0.18)		(24,325)	(0.76)
All other		164,805	6.10		237,117	7.39

Total loans	$10,804,289	161,157	5.97	$12,835,907	230,383	7.18
Mortgage-backed securities	108	3	5.78	116	3	5.92
Investment securities (a)	1,363,159	16,890	4.98	1,698,378	21,838	5.16

Total interest-earnings assets	12,167,556	$178,050	5.85%	14,534,401	$252,224	6.94%
Non-interest-earning assets	779,766			480,034

Total assets	$12,947,322			$15,014,435

Transaction accounts:
Non-interest-bearing checking (b)	$695,040	$-	-%	$800,910	$-	-%
Interest-bearing checking (b)	450,563	501	0.45	486,909	382	0.31
Money market	136,739	353	1.04	145,230	376	1.04
Regular passbook	1,021,936	2,346	0.92	1,190,524	2,814	0.95

Total transaction accounts	2,304,278	3,200	0.56	2,623,573	3,572	0.55
Certificates of deposit	7,747,572	75,693	3.93	8,768,716	108,316	4.95

Total deposits	10,051,850	78,893	3.16	11,392,289	111,888	3.94
FHLB advances and other borrowings (c)	1,547,973	12,922	3.36	1,734,014	25,576	5.92
Senior notes	198,518	3,304	6.66	198,333	3,301	6.66

Total deposits and borrowings	11,798,341	95,119	3.24	13,324,636	140,765	4.24
Other liabilities	122,723			235,991
Stockholders’ equity	1,026,258			1,453,808

Total liabilities and stockholders’ equity	$12,947,322			$15,014,435

Net interest income/interest rate spread		$82,931	2.61%		$111,459	2.70%
Excess of interest-earning assets over
deposits and borrowings	$369,215			$1,209,765
Effective interest rate spread			2.73			3.07

(a) Yields for securities available for sale are calculated using historical cost balances and are not adjusted for changes in fair value that are reflected as a separate component of stockholders’ equity.
(b) Included amounts swept into money market deposit accounts.
(c) The impact of interest rate swap contracts was included, with notional amounts totaling $430 million of receive-fixed, pay-3-month London Inter-Bank Offered Rate ("LIBOR") variable interest, which contracts serve as a permitted hedge against a portion of our FHLB advances.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Six Months Ended June 30,

	2008			2007

	Average		Average	Average		Average
(Dollars in Thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Average balance sheet data
Interest-earning assets:
Loans:
Loan prepayment fees		$3,169	0.06%		$39,395	0.59%
Write-off of deferred costs and
premiums from loan payoffs		(12,278)	(0.23)		(50,139)	(0.75)
All other		347,823	6.39		493,299	7.44

Total loans	$10,890,484	338,714	6.22	$13,257,340	482,555	7.28
Mortgage-backed securities	110	6	5.78	134	6	5.89
Investment securities (a)	1,565,388	38,456	4.94	1,638,663	43,483	5.35

Total interest-earnings assets	12,455,982	$377,176	6.06%	14,896,137	$526,044	7.06%
Non-interest-earning assets	732,473			474,773

Total assets	$13,188,455			$15,370,910

Transaction accounts:
Non-interest-bearing checking (b)	$673,172	$-	-%	$777,986	$-	-%
Interest-bearing checking (b)	455,061	1,066	0.47	487,542	777	0.32
Money market	135,906	702	1.04	147,807	761	1.04
Regular passbook	1,027,649	4,735	0.93	1,217,173	5,763	0.95

Total transaction accounts	2,291,788	6,503	0.57	2,630,508	7,301	0.56
Certificates of deposit	7,908,335	168,818	4.29	8,886,450	218,162	4.95

Total deposits	10,200,123	175,321	3.46	11,516,958	225,463	3.95
FHLB advances and other borrowings (c)	1,479,443	28,591	3.89	1,980,803	57,406	5.84
Senior notes	198,497	6,608	6.66	198,311	6,602	6.66

Total deposits and borrowings	11,878,063	210,520	3.56	13,696,072	289,471	4.26
Other liabilities	153,572			239,531
Stockholders’ equity	1,156,820			1,435,307

Total liabilities and stockholders’ equity	$13,188,455			$15,370,910

Net interest income/interest rate spread		$166,656	2.50%		$236,573	2.80%
Excess of interest-earning assets over
deposits and borrowings	$577,919			$1,200,065
Effective interest rate spread			2.68			3.18

(a) Yields for securities available for sale are calculated using historical cost balances and are not adjusted for changes in fair value that are reflected as a separate component of stockholders’ equity.
(b) Included amounts swept into money market deposit accounts.
(c) The impact of interest rate swap contracts was included, with notional amounts totaling $430 million of receive-fixed, pay-3-month LIBOR variable interest, which contracts serve as a permitted hedge against a portion of our FHLB advances.
	Three Months Ended		Six Months Ended
	June 30,		June 30,

(Dollars in Thousands)	2008	2007	2008	2007

Loan and deposit related fees
Loan related fees	$377	$819	$799	$1,661
Deposit related fees:
Automated teller machine fees	1,859	2,440	3,856	4,745
Other fees	5,968	6,079	11,788	11,768

Total loan and deposit related fees	$8,204	$9,338	$16,443	$18,174

Net gains on sales of loans and mortgage-backed securities
Mortgage servicing rights	$1,557	$1,926	$2,679	$3,267
All other components excluding SFAS 133	916	6,186	1,512	13,334
SFAS 133	2,099	866	2,030	1,117

Total net gains on sales of loans and mortgage-backed securities	$4,572	$8,978	$6,221	$17,718

Secondary marketing gain excluding SFAS 133 as a
percentage of associated sales	1.05%	1.42%	0.90%	1.29%

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DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

(Dollars in Thousands)	2008	2007	2008	2007

Loan servicing income (loss), net
Net cash servicing fees	$1,750	$1,598	$3,515	$3,205
Payoff and curtailment interest cost (a)	(350)	(1,391)	(821)	(2,454)
Change in fair value of mortgage servicing rights due to: (b)
Changes in valuation model inputs or assumptions (c)	3,325	-	1,574	-
Other changes (d)	(749)	-	(1,488)	-
Amortization of mortgage servicing rights	-	(967)	-	(1,991)
(Provision for) reduction of impairment of mortgage servicing rights	-	(29)	-	15

Total loan servicing income (loss), net	$3,976	$(789)	$2,780	$(1,225)

Mortgage servicing rights activity
Balance at beginning of period	$19,425	$20,871	$21,973	$21,435
Remeasurement of mortgage servicing rights to fair value (b)	-	-	(918)	-

Adjusted balance at beginning of period	19,425	20,871	21,055	21,435
Additions (e)	1,557	1,926	2,679	3,267
Amortization	-	(967)	-	(1,991)
Sales	-	-	(262)	(868)
Impairment write-down	-	(123)	-	(136)
Changes in fair value due to:
Changes in valuation model inputs or assumptions (c)	3,325	-	1,574	-
Other changes (d)	(749)	-	(1,488)	-

Balance at end of period	23,558	21,707	23,558	21,707

Allowance balance at beginning of period	-	182	2,461	239
Remeasurement of mortgage servicing rights to fair value	-	-	(2,461)	-

Adjusted balance at beginning of period	-	182	-	239
Provision for (reduction of) impairment	-	29	-	(15)
Impairment write-down	-	(123)	-	(136)

Allowance balance at end of period	-	88	-	88

Total mortgage servicing rights, net	$23,558	$21,619	$23,558	$21,619

As a percentage of associated mortgage loans	0.95%	0.91%	0.95%	0.91%
Fair value (f)	$23,558	$25,080	$23,558	$25,080
Weighted average expected life (in months)	69	65	69	65
Custodial account earnings rate	3.75%	5.35%	3.75%	5.35%
Weighted average discount rate	11.78	10.13	11.78	10.13

Earnings Release and Table Listing

	June 30,	December 31,	June 30,
(Dollars in Thousands)	2008	2007	2007

Mortgage loans serviced for others
Total	$5,435,529	$5,525,357	$6,002,907
With capitalized mortgage servicing rights: (f)
Amount	2,471,000	2,436,278	2,383,290
Weighted average interest rate	5.87%	5.88%	5.79%
Total loans sub-serviced without mortgage servicing rights: (g)
Term – less than six months	$103,972	$81,123	$398,530
Term – indefinite	2,857,191	2,995,119	3,207,087

Custodial account balances	$67,710	$81,778	$156,433

(a) Represents the difference between the contractual obligation to pay interest to the investor for an entire month and the actual interest received when a loan prepays prior to the end of the month. However, loan servicing activities do not include the benefit of the use of total loan repayments to increase net interest income.
(b) Effective January 1, 2008, Downey adopted the fair value provision of Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140 ("SFAS 156") and remeasured its mortgage servicing rights ("MSRs") at fair value. Downey recorded a pretax adjustment to increase MSRs by $1.5 million and a corresponding cumulative effect adjustment of $0.9 million, after tax, to increase the 2008 beginning balance of retained earnings in stockholders’ equity.
(c) Reflects changes in assumptions for such items as discount rates and prepayment speeds.
(d) Represents changes due to realization of expected cash flows over time.
(e) Included minor amounts repurchased.
(f) Excludes loans sub-serviced without capitalized mortgage servicing rights. The estimated fair values for periods presented prior to 2008 may exceed book value for certain asset strata and excluded loans sold or securitized prior to 1996.
(g) Servicing is performed for a fixed fee per loan each month.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	June 30,	December 31,	June 30,
(Dollars in Thousands)	2008	2007	2007

Loans held for investment
Loans secured by real estate:
Residential one-to-four units	$10,894,889	$10,877,228	$11,714,635
Home equity loans and lines of credit	131,531	138,305	154,980
Residential five or more units	121,403	100,963	108,302
Commercial real estate	22,633	26,427	26,767
Construction	105,991	81,098	52,699
Land	10,524	49,521	64,262
Non-mortgage:
Commercial	5,505	5,000	2,700
Consumer	5,823	5,989	6,346

Total loans held for investment	11,298,299	11,284,531	12,130,691
Increase (decrease) for:
Undisbursed loan funds and net deferred costs and premiums	65,067	96,796	142,616
Allowance for losses	(732,354)	(348,167)	(69,107)

Total loans held for investment, net	$10,631,012	$11,033,160	$12,204,200

Loans held for sale
Residential one-to-four units	$85,854	$103,320	$189,189
Net deferred costs and premiums	(146)	(109)	285
Capitalized basis adjustment (a)	(150)	173	(1,722)

Total loans held for sale, net	$85,558	$103,384	$187,752

Residential one-to-four unit loans subject to negative amortization
Held for investment:
Amount	$6,242,406	$7,530,590	$8,914,448
Amount as a percentage of total residential one-to-four unit loans	57%	69%	76%
Negative amortization included in the loan balance	344,376	378,664	377,327
Negative amortization as a percentage of the associated loan balance	5.52%	5.03%	4.23%

Non-performing assets
Non-accrual loans:
Residential one-to-four units:
Performing troubled debt restructurings (b)	$548,096	$400,562	$-
Other troubled debt restructurings	240,220	31,218	-
All other	894,659	448,516	178,504
Construction	12,790	15,933	7,067
Land	-	29,080	11,345
Other	566	837	525

Total non-accrual loans	1,696,331	926,146	197,441
Real estate acquired in settlement of loans	261,536	115,623	29,925

Total non-performing assets	$1,957,867	$1,041,769	$227,366

Non-performing assets as a percentage of total assets:
Performing troubled debt restructurings (b)	4.34%	2.99%	-%
All other non-performing assets	11.16	4.78	1.53

Total non-performing assets as a percentage of total assets	15.50%	7.77%	1.53%

Delinquent loans
30-59 days	$269,658	$239,338	$77,527
60-89 days	209,615	135,177	57,076
90+ days (c)	796,924	314,365	125,283

Total delinquent loans	$1,276,197	$688,880	$259,886

Delinquencies as a percentage of total loans	11.21%	6.05%	2.11%

(a) Reflected the change in fair value of the interest rate lock derivative from the date of rate lock to the date of funding.
(b) Represents troubled debt restructurings (TDRs) associated with Downey's borrower retention program wherein all loan payments were current and interest rates were modified to no less than that offered new borrowers at the time of loan modification. These TDR loans will be on non-accrual status until six consecutive months of successful payment history has been established, at which time they will be removed from non-accrual status and will no longer be reported as non-performing assets, just TDRs. Interest income is being recognized on these TDR loans as paid on a cash basis.
(c) All 90 day or greater delinquencies are on non-accrual status and reported as part of non-performing assets.
.Note: Certain prior period amounts have been reclassified to conform to the current presentation.

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